Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2019 THIRD QUARTER RESULTS

•Q3 2019 GAAP diluted EPS was $0.93 compared to Q3 2018 diluted EPS of $0.91.

•Adjusted diluted EPS for Q3 2019 was $0.90, a 12.5% year-over-year increase compared to adjusted diluted EPS of $0.80 in Q3 2018.

•Q3 2019 Sales were $572.5 million, an increase of 5.9% over third quarter 2018 (6.6% increase in constant currency).

•Adjusted diluted EPS guidance maintained.  Sales guidance revised to $2.340 billion to $2.400 billion (previously $2.375 billion to $2.475 billion).

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2019	2018	% Change	2019	2018	% Change

Net Sales	$572.5	$540.5	5.9%	$1,791.4	$1,628.1	10.0%
Net sales change in constant currency			6.6%			11.2%
Operating Income	109.9	96.5	13.9%	327.8	275.4	19.0%
As a % of sales	19.2%	17.9%		18.3%	16.9%
Net Income	80.3	80.1	0.2%	233.4	210.5	10.9%
Diluted net income per common share	$0.93	$0.91	2.2%	$2.71	$2.35	15.3%

Adjusted Operating Income	$109.9	$96.5	13.9%	$327.8	$275.4	19.0%
Adjusted Net Income	77.3	70.5	9.6%	230.4	199.6	15.4%
Adjusted diluted net income per share	$0.90	$0.80	12.5%	$2.68	$2.23	20.2%

STAMFORD, Conn. October 21, 2019 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2019 results including net sales of $572.5 million and adjusted diluted EPS of $0.90.

Nick Stanage, Chairman, CEO and President said: “Hexcel delivered 90 cents of adjusted diluted EPS, or growth of 12.5% compared to the third quarter of 2018. I’m especially pleased with our teams’ performance, delivering strong leverage and a 19.2% operating margin. These strong results reflect our relenteless focus on continuous improvement and Operational Excellence. Our generation of Cash from Operations continued to be strong and is now $277 million YTD. As we look forward, we see further growth in our markets, tempered by the extended uncertainty for the timing of the Boeing 737 MAX return to service, which is pushing a portion of our growth originally expected in 2019 into future periods. As a result of this, combined with the continued strong dollar FX impact, we are reducing our 2019 sales guidance while maintaining our 2019 guidance for EPS, capital expenditures and free cash flow. Despite the market uncertainty related to the 737 MAX recertification timing, we are confident on delivering earnings and cash flow in line with our annual guidance and continuing to drive strong shareholder value.”

Markets

Sales for the third quarter of 2019 were $572.5 million, an increase of 5.9% (6.6% in constant currency) compared to the third quarter of 2018.

Commercial Aerospace

•

Commercial Aerospace sales of $385.9 million increased 3.4% (3.6% in constant currency) in the third quarter of 2019 as compared to the prior year period. Growth was driven by production rate increases for the Airbus A320neo and the Boeing 787. Overall, growth in the quarter was impacted by the reduced demand from the Boeing 737 MAX program, with Boeing continuing to operate at a build rate of 42 planes per month.

•

Sales to “Other Commercial Aerospace” which includes regional and business aircraft were up strongly by 16.8% for the third quarter of 2019 as compared to 2018. Strong sales to certain Gulfstream programs were the primary drivers.

Space & Defense

•

Space & Defense sales of $109.8 million increased 21.5% (22.7% in constant currency) for the quarter as compared to the third quarter of 2018. Growth in the F-35 Joint Strike Fighter was the primary driver in the quarter supported by other fixed-wing programs. The quarter included sales from ARC Technologies acquired in the first quarter of 2019.

Industrial

•

Total Industrial sales of $76.8 million for the third quarter of 2019 were in line with the third quarter of 2018 (+2.7% in constant currency). Wind energy sales (the largest sub-market in Industrial) increased 10.2% in constant currency compared to Q3 2018. This was a slower rate of growth than recent quarters which saw a strong growth ramp up that began in the second half of 2018. Other Industrial sales, including automotive, have a tendency to fluctuate quarter to quarter and were down in the third quarter of 2019 due to program timing.

Consolidated Operations

•

Gross margin for the third quarter of 2019 was 27.6% compared to 26.5% in the third quarter of 2018. The year-over-year improvement reflects strong operational execution combined with the decline in a number of operational headwinds incurred in 2018.

•

Operating expenses were managed tightly in the third quarter and were in line with Company expectations. Selling, General and Administrative expenses increased 5.4% in constant currency, and Research & Technology expenses increased 4.0% in constant currency.

•

Operating income in the third quarter of 2019 was $109.9 million, or 19.2% of sales, compared to $96.5 million, or 17.9% of sales, in 2018. Exchange rates, after taking hedges into account, favorably impacted the third quarter by approximately ten basis points compared to 2018.

Year-to-Date 2019 Results

Sales of $1,791.4 million for the nine months ended September 30, 2019 increased 11.2% in constant currency compared to the same period in 2018.

Commercial Aerospace (68% of YTD sales)

•

Commercial Aerospace sales of $1,217.9 million increased 7.3% in constant currency compared to the first nine months of 2018. Growth was driven by the transition to the latest generation of narrowbodies that have higher composite content as well as build rate increases for the A320neo, and the Airbus A350 and Boeing 787 programs.

•	Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, increased 9.9% year to date, driven by higher business jet sales, notably Gulfstream.

Space & Defense (18% of YTD sales)

•

Space & Defense sales of $329.4 million increased 22.6% in constant currency compared to the first nine months of 2018. Strong sales for the F-35 Joint Strike Fighter program, other fixed-wing programs, and the acquisition of ARC Technologies drove the increase.

Industrial (14% of YTD sales)

•	Total Industrial sales of $244.1 million increased 18.0% in constant currency compared to the first nine months of 2018.
•	For the first nine months of 2019, wind energy sales increased almost 40% in constant currency compared to last year.

Consolidated Operations

•

Gross margin for the first nine months of 2019 was 27.6% compared to 26.5% for the first nine months of 2018. Sustained strong operational performance drove the margin improvement year over year . Depreciation expense increased $16.3 million over the first nine months of 2018, due to continued investment for expected future growth.

•

Selling, general and administrative expenses for the first nine months of 2019 were approximately 9.9% higher in constant currency than the prior year to support general growth and the acquisition of ARC Technologies. Research and technology expenses for the first nine months of 2019 increased approximately 9.1% in constant currency compared to the prior 2018 period, reflecting continued investment in innovative composite products and solutions to support customers and next-generation applications.

•

Operating income in the first nine months of 2019 was $327.8 million, or 18.3% of sales, compared to $275.4 million, or 16.9% of sales, in 2018. The year-over-year impact of exchange rates was favorable by approximately 35 basis points.

Cash and Other

•

The tax provision was $18.2 million for the third quarter of 2019, reflecting an effective tax rate of 18.4%, compared to 9.1% in 2018. The third quarter of 2018 was significantly impacted by transition adjustments related to U.S. tax reform. The third quarter of 2019 benefitted primarily from tax credits identified during the quarter of $3.0 million. Excluding these benefits, the adjusted effective tax rate was 21.4% compared to 20.3% in 2018. Both periods benefited from deductions associated with share-based compensation payments.The underlying effective tax rate is expected to be 24% for the final quarter of the year.

•

Net cash generated from operating activities for the first nine months of 2019 was $277.3 million, compared to $278.4 million in the first nine months of the prior year. Capital expenditures were $162.7 million for the first nine months of 2019, compared to $150.2 million for the first nine months of 2018. Free cash flow was $114.6 million for the first nine months of 2019, compared to $128.2 million for the same period of the prior year. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures. Working capital use YTD is $83.7 million compared to a use of $64.6 million 2018.

•

The Company used $55.7 million to repurchase shares of its common stock during the third quarter of 2019 and used $66.9 million for share repurchases in the first nine months of 2019. The Company has $318 million remaining under the authorized share repurchase program.

•

As announced today, the Board of Directors declared a quarterly dividend of $0.17 per share. The dividend is payable to stockholders of record as of November 1, 2019, with a payment date of November 8, 2019.

2019 Guidance

•	Sales of $2.340 billion to $2.400 billion (previously $2.375 billion to $2.475 billion)
•	Adjusted diluted earnings per share of $3.43 to $3.53 (unchanged)
•	Free cash flow greater than $250 million (unchanged)
•	Accrual basis capital expenditures of $170 million to $190 million (unchanged)

* The Company is not providing a quantitative reconciliation of our non-GAAP guidance to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP guidance are difficult to predict and are primarily dependent on future uncertainties.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on October 22, 2019 to discuss the third quarter 2019 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (647) 689-5685 and the conference ID is 1749595. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the estimates and expectations based on aircraft production rates made publicly available by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations of growth in revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding growth in sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures; expectations as to the level of capital expenditures and when we will complete the construction of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins as we add new facilities and in view of the current economic environment; projections regarding our tax rate; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2019 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to reductions in sales to any significant customers, particularly Airbus, Boeing or Vestas, including any reduction in sales to Boeing related to a decrease in production volume of the 737 MAX; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions; including, but not limited to, the effect of change in global trade policies and the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2019	2018	2019	2018
Net sales	$572.5	$540.5	$1,791.4	$1,628.1
Cost of sales	414.6	397.5	1,297.5	1,197.7
Gross margin	157.9	143.0	493.9	430.4
% Gross Margin	27.6%	26.5%	27.6%	26.4%

Selling, general and administrative expenses	33.8	32.6	122.8	114.3
Research and technology expenses	14.2	13.9	43.3	40.7
Operating income	109.9	96.5	327.8	275.4

Interest expense, net	11.0	10.6	34.9	27.3
Income before income taxes, and equity in earnings/(loss) of affiliated companies	98.9	85.9	292.9	248.1
Provision for income taxes	18.2	7.8	62.4	41.9
Income before equity in earnings/(loss) of affiliated companies	80.7	78.1	230.5	206.2
Equity in earnings/(loss) from affiliated companies	(0.4)	2.0	2.9	4.3
Net income	$80.3	$80.1	$233.4	$210.5

Basic net income per common share:	$0.94	$0.92	$2.74	$2.37

Diluted net income per common share:	$0.93	$0.91	$2.71	$2.35

Weighted-average common shares:
Basic	85.1	87.0	85.1	88.6
Diluted	86.1	88.1	86.1	89.7

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2019	2018
Assets
Cash and cash equivalents	$47.0	$32.7
Accounts receivable, net	288.9	260.9
Inventories, net	352.2	297.8
Contract assets	56.4	50.5
Prepaid expenses and other current assets	27.1	33.9
Total current assets	771.6	675.8

Property, plant and equipment	3,014.5	2,902.1
Less accumulated depreciation	(1,090.8)	(1,025.6)
Net property, plant and equipment	1,923.7	1,876.5

Goodwill and other intangible assets, net	279.4	142.3
Investments in affiliated companies	45.8	48.7
Other assets	134.7	80.8
Total assets	$3,155.2	$2,824.1

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$9.3	$9.4
Accounts payable	164.5	161.9
Accrued compensation and benefits	70.6	75.8
Accrued liabilities	102.6	79.6
Total current liabilities	347.0	326.7

Long-term debt	1,115.2	947.4
Retirement obligations	41.9	42.0
Other non-current liabilities	233.3	186.0
Total liabilities	$1,737.4	$1,502.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 109.3 shares issued at September 30, 2019 and 108.5 shares issued at December 31, 2018	$1.1	$1.1
Additional paid-in capital	826.7	798.3
Retained earnings	1,920.0	1,726.5
Accumulated other comprehensive loss	(161.1)	(108.0)
	2,586.7	2,417.9

Less – Treasury stock, at cost, 24.7 at September 30, 2019 and 23.7 shares issued at December 31, 2018, respectively	(1,168.9)	(1,095.9)
Total stockholders' equity	1,417.8	1,322.0
Total liabilities and stockholders' equity	$3,155.2	$2,824.1

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2019	2018

Cash flows from operating activities
Net income	$233.4	$210.5
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	107.1	90.8
Amortization related to financing	1.1	1.2
Deferred income taxes	9.3	27.5
Equity in earnings from affiliated companies	(2.9)	(4.3)
Stock-based compensation	15.9	14.0

Changes in assets and liabilities:
Increase in accounts receivable	(29.5)	(27.7)
Increase in inventories	(56.8)	(32.1)
Increase in prepaid expenses and other current assets	(12.5)	(5.0)
Increase in accounts payable/accrued liabilities	15.1	0.2
Other - net	(2.9)	3.3
Net cash provided by operating activities (a)	277.3	278.4

Cash flows from investing activities
Capital expenditures (b)	(162.7)	(150.2)
Acquisitions of business and investments in affiliates	(163.2)	(0.7)
Net cash used in investing activities	(325.9)	(150.9)

Cash flows from financing activities
Net borrowing from senior unsecured credit facilities	177.0	185.0
Repayment of capital lease obligation and other debt, net	(9.6)	(3.9)
Issuance costs related to senior credit facility	(2.2)	-
Dividends paid	(39.9)	(35.5)
Repurchase of stock	(66.9)	(282.8)
Activity under stock plans	6.4	0.4
Net cash provided by (used in) financing activities	64.8	(136.8)
Effect of exchange rate changes on cash and cash equivalents	(1.9)	(3.6)
Net increase (decrease) in cash and cash equivalents	14.3	(12.9)
Cash and cash equivalents at beginning of period	32.7	60.1
Cash and cash equivalents at end of period	$47.0	$47.2

Supplemental data:
Free Cash Flow (a)+(b)	$114.6	$128.2
Accrual basis additions to property, plant and equipment	$160.9	$133.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2019 and 2018				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2019	2018	%	Effect (b)	2018	%
Commercial Aerospace	$385.9	$373.1	3.4	$(0.5)	$372.6	3.6
Space & Defense	109.8	90.4	21.5	(0.9)	89.5	22.7
Industrial	76.8	77.0	(0.3)	(2.2)	74.8	2.7
Consolidated Total	$572.5	$540.5	5.9	$(3.6)	$536.9	6.6

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	67.4	69.0			69.4
Space & Defense	19.2	16.8			16.7
Industrial	13.4	14.2			13.9
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2019 and 2018				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2019	2018	%	Effect (b)	2018	%
Commercial Aerospace	$1,217.9	$1,139.6	6.9	$(4.3)	$1,135.3	7.3
Space & Defense	329.4	272.2	21.0	(3.6)	268.6	22.6
Industrial	244.1	216.3	12.9	(9.4)	206.9	18.0
Consolidated Total	$1,791.4	$1,628.1	10.0	$(17.3)	$1,610.8	11.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	68.0	70.0			70.5
Space & Defense	18.4	16.7			16.7
Industrial	13.6	13.3			12.8
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended September 30, 2018 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2019 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Third Quarter 2019
Net sales to external customers	$448.0	$124.5	$-	$572.5
Intersegment sales	23.3	-	(23.3)	-
Total sales	471.3	124.5	(23.3)	572.5

Operating income (loss)	100.1	20.3	(10.5)	109.9
% Operating margin	21.2%	16.3%		19.2%

Depreciation and amortization	30.7	3.7	-	34.4
Stock-based compensation expense	1.2	0.2	1.0	2.4
Accrual based additions to capital expenditures	51.0	2.3	-	53.3

Third Quarter 2018
Net sales to external customers	$432.8	$107.7	$-	$540.5
Intersegment sales	17.2	-	(17.2)	-
Total sales	450.0	107.7	(17.2)	540.5

Operating income (loss)	92.5	15.5	(11.5)	96.5
% Operating margin	20.6%	14.4%		17.9%

Depreciation and amortization	28.9	2.3	-	31.2
Stock-based compensation expense	1.2	0.2	0.6	2.0
Accrual based additions to capital expenditures	41.4	2.1	-	43.5

Nine Months Ended September 30, 2019
Net sales to external customers	$1,419.7	$371.7	$-	$1,791.4
Intersegment sales	64.0	0.1	(64.1)	-
Total sales	1,483.7	371.8	(64.1)	1,791.4

Operating income (loss)	324.4	51.4	(48.0)	327.8
% Operating margin	21.9%	13.8%		18.3%

Depreciation and amortization	95.7	11.3	0.1	107.1
Stock-based compensation expense	6.4	1.4	8.1	15.9
Accrual based additions to capital expenditures	156.8	4.1	-	160.9

Nine Months Ended September 30, 2018
Net sales to external customers	$1,323.2	$304.9	$-	$1,628.1
Intersegment sales	56.7	-	(56.7)	-
Total sales	1,379.9	304.9	(56.7)	1,628.1

Operating income (loss)	276.6	41.3	(42.5)	275.4
% Operating margin	20.0%	13.5%		16.9%

Depreciation and amortization	83.9	6.8	0.1	90.8
Stock-based compensation expense	5.7	1.0	7.3	14.0
Accrual based additions to capital expenditures	130.1	3.4	-	133.5

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income, EPS and Tax Rate					Table C
	Unaudited
	Quarters Ended September 30,
	2019			2018
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$80.3	$0.93	18.4	$80.1	$0.91	9.1
Discrete Tax Benefit (a)	(3.0)	(0.03)	3.0	(9.6)	(0.11)	11.2
Non-GAAP	$77.3	$0.90	21.4	$70.5	$0.80	20.3

	Unaudited
	Nine Months Ended September 30,
	2019			2018
(In millions, except per diluted share data)	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %
GAAP	$233.4	$2.71	21.3	$210.5	$2.35	16.9
Discrete Tax Benefit (a)	(3.0)	(0.03)	1.0	(10.9)	(0.12)	4.4
Non-GAAP	$230.4	$2.68	22.3	$199.6	$2.23	21.3

(a)

The quarter ended September 30, 2019 benefited primarily from tax credits identified during the quarter of $3.0 million.  The third quarter of 2018 included discrete benefits of $9.6 million primarily related to a change in accounting method and release of a valuation allowance in a foreign jurisdiction.  The nine months ended September 30, 2018 also included a discrete benefit of $1.3 million from the release of reserves for uncertain tax positions.

NOTE: Management believes that adjusted net income, adjusted diluted net income per share, the adjusted tax rate, and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures),  which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2019	2018	2018

Current portion capital lease	$0.6	$0.3	$-
Euro term loan	8.7	9.1	9.3
Total current debt	9.3	9.4	9.3

Non-current portion of Euro term loan	40.3	51.4	52.5
Senior unsecured credit facility	379.0	202.0	235.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.8)	(2.0)	(2.1)
Senior notes deferred financing costs	(4.3)	(4.8)	(5.0)
Other debt	2.0	0.8	0.3
Total long-term debt	1,115.2	947.4	980.7
Total Debt	1,124.5	956.8	990.0
Less: Cash and cash equivalents	(47.0)	(32.7)	(47.2)
Total debt, net of cash	$1,077.5	$924.1	$942.8